Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges

	For the year ended December 31,
(dollars in millions)	2017	2016	2015	2014	2013 (a)

Earnings:
Income before income taxes	$1,234	$670	$750	$870	$786
Less:
Interest and penalties on tax liabilities	4	3	1	(4)	(1)
Income before income taxes after interest on tax liabilities	1,230	667	749	874	787
Plus:
Fixed charges	144	135	118	122	136
Earnings, including interest on deposits	1,374	802	867	996	923
Less:
Interest on deposits	42	40	43	45	55
Earnings, excluding interest on deposits	$1,332	$762	$824	$951	$868

Fixed charges:
Interest expense	$121	$112	$95	$95	$112
Interest portion of rental expense	23	23	23	27	24
Total fixed charges	144	135	118	122	136
Less:
Interest on deposits	42	40	43	45	55
Total fixed charges, excluding interest on deposits	$102	$95	$75	$77	$81

Earnings to fixed charges:
Excluding interest on deposits	13.03x	7.94x	10.87x	12.42x	10.73x
Including interest on deposits	9.53x	5.94x	7.31x	8.21x	6.81x

(a) Prior period balances have been adjusted for the Q1 2014 adoption of ASU 2014-01.